EXHIBIT 99.1

Frequency Electronics, Inc. Announces Second Quarter Fiscal Year 2012 Results

MITCHEL FIELD, N.Y., Dec. 12, 2011 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the second quarter of fiscal 2012, which ended October 31, 2011, of $15.1 million, a 20% increase over the $12.5 million recorded in the same quarter of fiscal 2011. Revenues for the first six months of fiscal 2012 were $31.0 million compared to $24.7 million for the same period of the previous fiscal year, a 26% year-over-year increase.

The Company recorded operating profit of $1.8 million for the quarter ended October 31, 2011, compared to $812,000 in the second quarter of fiscal 2011. Operating profit for the first six months of fiscal year 2012 was $3.6 million compared to $1.6 million in the first half of the previous fiscal year. Net income for the second quarter of fiscal 2012 was $776,000 or $0.09 per diluted share compared to $328,000 or $0.04 per diluted share for the second quarter of the prior year. During the second quarter, the Company recorded a $350,000 impairment charge against its investment in Elcom Technologies in which it is a shareholder. For the first six months of fiscal year 2012, net income was $2.1 million or $0.25 per diluted share compared to the year ago net income of $835,000 or $0.10 per diluted share.

Chairman of the Board General Joseph Franklin made the following comment: "In the quarter of this fiscal year just ended we again recorded revenue growth and increased profitability. We are especially encouraged by our satellite payload sales. These results are strong confirmation of our forecast for increased revenues from our space business, which now makes up almost half of our gross income. The increased profit margins we are now achieving provide additional confirmation that the investments we made are paying off as intended. With our current backlog and the proposals we have outstanding, we are looking forward to a very good year for Frequency Electronics."

Reports on the Company's major business areas:

  Satellite Payloads: Revenues from space programs approached 50% of total revenues. This year revenues from our space business are derived approximately evenly from U.S. Government and commercial satellite programs. Based on the current backlog, we expect satellite payloads to be the Company's dominant business area in fiscal year 2012.

  U.S. Government/DOD non-satellite programs: Fiscal year 2012 revenues from this business area, which are generated by the FEI-NY and FEI-Zyfer segments, were approximately the same as the prior year. As a result of the increased satellite payload revenues, DOD/non-satellite sales represent approximately 20% of consolidated revenues. Based on the important applications of the Company's technologies for secure communications, high resolution radar, smart munitions, and electronic intelligence, we anticipate this business area will achieve significant future long-term growth.

  Network infrastructure: Fiscal year 2012 revenues from this business area were flat compared to the prior year and represent approximately 20% of consolidated revenues. Sales of the Company's US5G family of wireline synchronization products grew year-over-year, offsetting lower sales of wireless infrastructure products.

Reporting segments:

Reported segment revenues (in thousands):

	6 months ended October 31,		3 months ended October 31,
	2011	2010	2011	2010
FEI-NY	$21,975	$15,168	$11,361	$7,527
Gillam-FEI	3,669	5,203	1,680	2,230
FEI-Zyfer	6,587	5,657	2,814	3,160
Less intersegment revenues	(1,237)	(1,376)	(800)	(389)
Consolidated revenues	$30,994	$24,652	$15,055	$12,528
  FEI-NY The FEI-NY segment includes revenues from satellite payloads, wireless telecommunications and U.S. Government/DOD non-space programs.

  Gillam-FEI The Gillam-FEI segment includes revenues primarily from wireline telecommunications infrastructure and from other network management products.

  FEI-Zyfer The majority of FEI-Zyfer's sales are derived from U.S. Government/DOD programs and a family of commercial wireless products as well as sales and support of the US5G synchronization systems.

Chief Financial Officer Alan Miller provided the following comment on the Company's financial report: "As in the two previous quarters, we continued to benefit from the high backlog of satellite orders and took advantage of the operating leverage that higher volume permits us in our New York facility. This enabled us to attain a consolidated gross margin rate of 40.6% for the quarter and 39.5% for the year to date. With other operating costs within our expected range, we once again were able to deliver double-digit operating profits. We expect these positive results to continue for the balance of fiscal year 2012 and beyond."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Monday, December 12, 2011, at 4:30 PMEastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through January 12, 2012. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Passcodes (both are required for playback): Account: 286, Conference ID: 384731.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications. Frequency's products are used in commercial, government and military systems, including satellite payloads, C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 42 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market. Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components. Elcom Technologies provides added resources for state-of-the-art RF microwave products. Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Ended October 31,		Six Months Ended October 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
	(in thousands except per share data)
Revenues	$15,055	$12,528	$30,994	$24,652
Cost of Revenues	8,943	7,724	18,738	15,102
Gross Margin	6,112	4,804	12,256	9,550
Selling and Administrative	3,464	2,765	6,626	5,560
Research and Development	873	1,227	2,071	2,389
Operating Profit	1,775	812	3,559	1,601
Interest and Other, Net	(369)	(14)	(169)	54
Income before Income Taxes	1,406	798	3,390	1,655
Income Tax Provision	630	470	1,270	820
Net Income	$776	$328	$2,120	$835

Net Income per Share:
Basic	$0.09	$0.04	$0.26	$0.10
Diluted	$0.09	$0.04	$0.25	$0.10
Average Shares Outstanding
Basic	8,318,874	8,251,391	8,311,679	8,242,481
Diluted	8,540,902	8,323,303	8,540,065	8,302,405

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	October 31,	April 30,
	2011	2011
	(in thousands)
ASSETS	$19,950	$20,632
Cash & Marketable Securities	7,128	11,663
Accounts Receivable	7,402	2,409
Costs and Estimated Earnings in Excess of Billings, net	30,447	28,172
Inventories	4,576	4,860
Other Current Assets	6,942	7,163
Property, Plant & Equipment	14,912	14,932
Other Assets	$91,357	$89,831

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$6,619	$7,386
Long-term Obligations and Other	10,946	10,910
Stockholders' Equity	73,792	71,535
	$91,357	$89,831
CONTACT: Alan Miller, CFO
         or General Joseph P. Franklin, Chairman:
         TELEPHONE: (516) 794-4500
         WEBSITE: www.frequencyelectronics.com